                                                                    Exhibit 99.1



        105 Westpark Drive, Suite 300, Brentwood, TN, 37027 615-373-3100


   (Logo)                  AMERICA SERVICE GROUP INC.

                                  NEWS RELEASE


FOR RELEASE:      July 23, 1998
                  7:30am CDT

CONTACT:          Scott L. Mercy            Bruce A. Teal
                  President & CEO           Sr. Vice President & CFO
                  (615) 376-1314            (615) 376-1361


                         AMERICA SERVICE GROUP CONTINUES
                                  E.P.S. GROWTH


NASHVILLE, TN (July 23, 1998) - America Service Group Inc. (NASDAQ: ASGR) today announced earnings of $0.27 per diluted share for the second quarter ended June 30, 1998, an 80% increase over the second quarter 1997. Net income attributable to common shares was $998,000 for the second quarter 1998 versus $547,000 for the same period in 1997. 1998 quarterly results include $74,000 in non-recurring gains relating to the MedPartners Settlement Agreement. For comparability purposes, 1997 financial results are adjusted to exclude the contract with the Georgia Department of Corrections which expired June 1997.

Second quarter revenues increased 17% to $28.0 million, compared to the second quarter 1997. Quarterly healthcare expenses as a percent of revenue were 88.4%, unchanged from the first quarter 1998.

Selling, general, and administrative expenses for the quarter of $2.3 million decreased 2% as compared to both the prior year and prior quarter results. The improvement reflects primarily the closure and sale of the Company's owned medical supply distributor. The minimal provision for income tax reflected in the quarter's results is due to the Company's significant tax loss carryforwards.

For the six months ended June 30, 1998, net income attributable to common shares increased 147% to $2,460,000 (or $0.67 per diluted share), compared to income of $997,000 (or $0.28) in the first six months of 1997. Excluding Georgia, revenues increased 16% to $55.8 million from the comparable prior year period. Selling, general and administrative expenses were $4.6 million for both six-month periods.
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"We are pleased with the Company's continuing progress reflected in its second quarter operating results," commented Scott L. Mercy, President and Chief Executive Officer. "With our fully developed infrastructure and expansion of our sales group to nine professionals, we can continue to grow in an expanding industry."

America Service Group Inc. is a leading national provider of correctional healthcare services in the United States. America Service Group contracts with state, county and local government agencies to provide a wide range of on-site healthcare programs as well as off-site hospitalization and specialty outpatient care. The Company employs over 1,500 medical, professional and support staff nationally.

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risk and uncertainty that actual results may differ materially from those projected in the forward-looking statements. A discussion of the important factors and assumptions regarding the statements and risks involved is contained in ASG's filings with the Securities and Exchange Commission.



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AMERICA SERVICE GROUP INC.
CONSOLIDATED FINANCIAL INFORMATION

INCOME STATEMENT

                                                QUARTER ENDED
                                                    JUNE 30,                JUNE 30,
                             JUNE 30,       % OF      1997       % OF         1997        % OF
                               1998       REVENUE  ADJUSTED(1)  REVENUE    AS REPORTED  REVENUE
                            -------------------------------------------------------------------
HEALTHCARE REVENUE          $27,831,000            $23,681,000             $40,027,000
INTEREST INCOME                 202,000                202,000                 202,000
                            ------------            -----------            ------------
TOTAL REVENUE                28,033,000             23,883,000              40,229,000
HEALTHCARE EXPENSES          24,795,000     88.4%   20,982,000     87.9%    37,328,000    92.8%
                            --------------------------------------------------------------------
GROSS MARGIN                  3,238,000     11.6%    2,901,000     12.1%     2,901,000     7.2%
SELLING, GENERAL AND          2,309,000      8.2%    2,354,000      9.9%     2,354,000     5.9%
ADMINISTRATIVE EXPENSES
NONRECURRING GAIN              (74,000)     -0.3%            0      0.0%             0     0.0%
                            --------------------------------------------------------------------
INCOME BEFORE TAXES           1,003,000      3.6%      547,000      2.3%       547,000     1.4%
PROVISION FOR INCOME TAXES        5,000      0.0%            0      0.0%             0     0.0%
                            --------------------------------------------------------------------
NET INCOME                      998,000      3.6%      547,000      2.3%       547,000     1.4%
REDEEMABLE COMMON STOCK
  EFFECT                              0      0.0%            0      0.0%             0     0.0%
                            ====================================================================
NET INCOME ATTRIBUTABLE TO
COMMON SHARES                  $998,000      3.6%     $547,000      2.3%      $547,000     1.4%
                            ====================================================================

NET INCOME PER COMMON
SHARE :
  BASIC                           $0.28                  $0.16                   $0.16
                            ===========            ===========             ===========
  DILUTED                         $0.27                  $0.15                   $0.15
                            ===========            ===========             ===========

WEIGHTED AVERAGE SHARES
  OUTSTANDING :
  BASIC                       3,556,000              3,486,000               3,486,000
                            ===========            ===========             ===========
  DILUTED                     3,735,000              3,584,000               3,584,000
                            ===========            ===========             ===========


                                                     SIX MONTHS ENDED
                                                    JUNE 30,               JUNE 30,
                            JUNE 30,       % OF       1997        % OF       1997        % OF
                              1998       REVENUE   ADJUSTED(1)   REVENUE  AS REPORTED  REVENUE
                            --------------------------------------------------------------------
HEALTHCARE REVENUE          $55,463,000            $47,807,000            $78,687,000
INTEREST INCOME                 334,000                385,000                385,000
                            ------------           ------------            -----------
TOTAL REVENUE                55,797,000             48,192,000             79,072,000
HEALTHCARE EXPENSES          49,338,000    88.4%    42,608,000     88.4%   73,488,000     92.9%
                            --------------------------------------------------------------------
GROSS MARGIN                  6,459,000    11.6%     5,584,000     11.6%    5,584,000      7.1%
SELLING, GENERAL AND          4,654,000     8.3%     4,644,000      9.6%    4,644,000      5.9%
ADMINISTRATIVE EXPENSES
NONRECURRING GAIN             (660,000)    -1.2%             0      0.0%            0      0.0%
                            --------------------------------------------------------------------
INCOME BEFORE TAXES           2,465,000     4.4%       940,000      2.0%      940,000      1.2%
PROVISION FOR INCOME TAXES        5,000     0.0%             0      0.0%            0      0.0%
                            --------------------------------------------------------------------
NET INCOME                    2,460,000     4.4%       940,000      2.0%      940,000      1.2%
REDEEMABLE COMMON STOCK
  EFFECT                              0     0.0%        57,000      0.1%       57,000      0.1%
                            ====================================================================
NET INCOME ATTRIBUTABLE TO
  COMMON SHARES              $2,460,000     4.4%      $997,000      2.1%     $997,000      1.3%
                            ====================================================================

NET INCOME PER COMMON
SHARE :
  BASIC                           $0.69                  $0.29                  $0.29
                            ===========            ===========            ===========
  DILUTED                         $0.67                  $0.28                  $0.28
                            ===========            ===========            ===========

WEIGHTED AVERAGE SHARES
  OUTSTANDING
  BASIC                       3,542,000              3,448,000              3,448,000
                            ===========            ===========            ===========
  DILUTED                     3,663,000              3,572,000              3,572,000
                            ===========            ===========            ===========

(1) HEALTHCARE REVENUE AND EXPENSES HAVE BEEN ADJUSTED TO EXCLUDE THE OPERATING RESULTS OF A CONTRACT WITH THE GEORGIA DEPARTMENT OF CORRECTIONS WHICH EXPIRED ON JUNE 30, 1997 AND REPRESENTED 41% AND 39% OF THE COMPANY'S CONSOLIDATED HEALTHCARE REVENUE FOR THE QUARTER AND SIX MONTHS JUNE 1997.


CONDENSED BALANCE SHEET

                             JUNE 30,           DECEMBER 31,
                               1998                1997
                            -------------------------------

CASH & SHORT-TERM           $ 7,983,000        $ 5,004,000
INVESTMENTS
OTHER CURRENT ASSETS         10,962,000         12,742,000
                            -----------        -----------
CURRENT ASSETS               18,945,000         17,746,000
RESTRICTED INVESTMENTS        7,191,000          5,639,000
PROPERTY & EQUIPMENT, NET     1,702,000          2,468,000
OTHER ASSETS                  1,424,000          1,901,000
                            -----------        -----------
                            $29,298,000        $27,754,000
                            ===========        ===========

CURRENT LIABILITIES         $16,784,000        $17,489,000
OTHER LIABILITIES             3,145,000          3,624,000
STOCKHOLDERS' EQUITY (2)      9,369,000          6,641,000
                            -----------        -----------
                            $29,298,000        $27,754,000
                            ===========        ===========

(2)  STOCKHOLDERS' EQUITY INCLUDES $1.8 MILLION OF REDEEMABLE COMMON STOCK.



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